Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

FuelCell Energy, Inc.

We consent to the use of our report dated January 17, 2012, with respect to the consolidated balance sheets of FuelCell Energy, Inc. as of October 31, 2011 and 2010, and the related consolidated statements of operations, changes in (deficit) equity, and cash flows for each of the years in the three-year period ended October 31, 2011, and the effectiveness of internal control over financial reporting as of October 31, 2011, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP
KPMG LLP

Hartford, Connecticut
November 30, 2012